Exhibit 2.2

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

EXECUTION VERSION

21 November 2016

ROWAN REX LIMITED AND SAUDI ARAMCO DEVELOPMENT COMPANY

SAUDI ARAMCO ASSET TRANSFER AND CONTRIBUTION AGREEMENT related to Saudi Aramco Rowan Drilling Company

US-DOCS\80810414.1

Exhibit 2.2

TABLE OF CONTENTS
Clause    Page

1.	DEFINITIONS AND INTERPRETATION 4

2.	CONTRIBUTION OF ASSETS 11

3.	CONDITIONS TO ASSET CONTRIBUTION CLOSING 12

4.	ASSET CONTRIBUTION CLOSING 13

5.	LOSS OF OR DELAYS IN CONTRIBUTING A RIG 14

6.	CONTRACTS 18

7.	INDEMNITIES 19

8.	EMPLOYEES 21

9.	RETENTION AND TRANSFER OF TITLE, RISK OF LOSS 22

10.	PROVISION OF CERTAIN INFORMATION 22

11.	WARRANTIES 22

12.	CONFIDENTIALITY AND ANNOUNCEMENTS 24

13.	FURTHER ASSURANCE 25

14.	ENTIRE AGREEMENT; REMEDIES; AND LIMITATION OF LIABILITY 25

15.	WAIVER AND VARIATION 25

16.	INVALIDITY 26

17.	NOTICES 26

18.	COSTS 27

19.	NO SET-OFF 27

20.	COUNTERPARTS 27

21.	ENGLISH LANGUAGE 27

22.	TERMINATION AND SURVIVAL 28

23.	NO PARTNERSHIP OR AGENCY 28

24.	FORCE MAJEURE EVENTS 28

25.	COMPLIANCE WITH APPLICABLE LAWS 29

26.	GOVERNING LAW AND JURISDICTION 29

SCHEDULE 1	32
VALUATION OF ASSET CONTRIBUTION

SCHEDULE 2	34
ASSETS
NON-RIG INVENTORY

SCHEDULE 3	38

ii

Exhibit 2.2

PERMITTED LIENS

SCHEDULE 4	39
SCA SURVEY PROCEDURES

SCHEDULE 5	46
DELIVERY DOCUMENTS

SCHEDULE 6	47
FORM OF NOTE

SCHEDULE 7	49
CONTRACTS

SCHEDULE 8	50
FORM OF AGREEMENT OF ADHERENCE

SCHEDULE 9	52
FORM OF SAUDI ARAMCO CLOSING CERTIFICATE

SCHEDULE 10	55
FORM OF ROWAN (NON-CONTRIBUTING) CLOSING CERTIFICATE

SCHEDULE 11	58
FORM OF COMPANY CLOSING CERTIFICATE

SCHEDULE 12	61
FORM OF JOINT CERTIFICATE OF ASSET CONTRIBUTION CLOSING

SCHEDULE 13	64
SPECIFICATIONS

iii

Exhibit 2.2

THIS AGREEMENT is made on 21 November 2016
BETWEEN

(1)	ROWAN REX LIMITED, a limited company duly organised and existing under the laws of the British Overseas Territory of the Cayman Islands (“Rowan”); and

(2)
SAUDI ARAMCO DEVELOPMENT COMPANY, a limited liability company incorporated and registered in the Kingdom with commercial registration number 2052002216 and with its registered office at P.O. Box 500, Dhahran, 3131, the Kingdom (“Saudi Aramco”),

(Rowan and Saudi Aramco, together, the “Shareholders”).
WHEREAS

(A)
The Shareholders intend to form the Company as a 50/50 joint venture to own, operate and manage offshore drilling rigs in The Kingdom and provide services as a contracting company in accordance with the rules and requirements of the Saudi Arabian foreign investment regulations.

(B)	Following formation of the Company, the Company shall accede to this Agreement.

(C)
Saudi Aramco (or one of its Affiliates) owns certain offshore drilling rigs and has agreed to contribute, or procure the contribution of, such rigs, together with certain related inventory and related assets, to the Company on certain dates at the applicable values set forth in and determined in accordance with Schedule 1 (Valuation of Asset Contribution).

(D)
Saudi Aramco wishes to enter into this Agreement, and subject to the terms hereof, to contribute, transfer and deliver to the Company, or procure the contribution, transfer and delivery to the Company of, each of the Assets on the applicable Asset Contribution Dates as is required to cover the full applicable Asset Contribution Value. In consideration for the contribution of the Assets, the Company shall enter into a subordinated shareholder loan agreement with Saudi Aramco on the terms set out in the Shareholders’ Agreement, for the issuance of shareholder loans with a face value equal to the full Asset Contribution Value.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:
“Affected Party” has the meaning given in Clause 24.1 (Force Majeure Events);
“Affiliate” means, in relation to any person, any Subsidiary or Ultimate Holding Company of that person and any other Subsidiary of that Ultimate Holding Company, but in relation to Saudi Aramco shall exclude:

(a)
the Government and Government Entities, as well as companies owned by the Government (including The Industrialization and Energy Services Company (TAQA) and the Public Investment Fund (PIF)), provided that, subject to paragraph (b) below, Saudi Arabian Oil Company and companies controlled by Saudi Arabian Oil Company shall be Affiliates of Saudi Aramco; and

(b)	the IK Manufacturing JV (as defined in the Shareholders’ Agreement) and the other joint ventures (and each of their Subsidiaries) to be established by Saudi Aramco (or any of

Exhibit 2.2

its Affiliates) which relate to (i) onshore drilling services or onshore drilling manufacturing, or (ii) the supply and/or customer chain of the IK Manufacturing JV (as such term is defined in the Shareholders’ Agreement) or the onshore drilling manufacturing joint venture, including offshore and subsea EPCI, casting and forging manufacturing services, engine manufacturing and the energy industrial city;
“Agreement” means this Saudi Aramco Asset Transfer and Contribution Agreement;
“Applicable Law” means any decree, law (including Islamic Shari’a), regulation, ministerial resolution or order, implementing regulation, statute, act, ordinance, rule, directive (to the extent having the force of law), order, treaty, code or rule (including with respect to drilling activities), as enacted, issued or promulgated in The Kingdom, or any interpretation thereof, by a Government Entity having jurisdiction over the matter in question;
“Asset Contribution” has the meaning given in Clause 2.2(a) (Contribution of Assets);
“Asset Contribution Closing Date” means, in relation to the relevant Asset, the date on which Closing occurs;
“Asset Contribution Date” means the applicable Asset Contribution date set forth in Schedule 2 (Assets);
“Asset Contribution Value” means:

(a)
with respect to each of the Rigs and its related Assets (excluding the Non-Rig Inventory), the value of that Rig and its related Assets set out in Part 1 of Schedule 1 (Valuation of Asset Contribution); and

(b)	with respect to the Non-Rig Inventory, the value of such Non-Rig Inventory as determined in accordance with Part 2 of Schedule 1 (Valuation of Asset Contribution).
“Assets” means:

(a)	the Rigs;

(b)	the Inventory;

(c)	the Contracts; and

(d)	Books and Records,
excluding any existing Intellectual Property, working capital, liabilities, receivables and other similar assets, which shall be retained by Saudi Aramco (or its relevant Affiliate); and for purposes of this Agreement, the “related Assets” of a Rig shall include the Rig Included Inventory in respect of such Rig but exclude the Non-Rig Inventory;
“Books and Records” means books and records of Saudi Aramco or its Affiliates relating to the ownership, operation and maintenance of the Rigs, including drawings, operating and testing procedures and instruction manuals;
“Business Day” means a day (other than a Friday or Saturday) on which banks in The Kingdom are open for ordinary banking business;
“Claim” means with respect to any person, any and all suits, sanctions, legal proceedings, claims, assessments and judgments made against such person, together with related attorney’s fees;

Exhibit 2.2

“Closing” means a closing of an Asset Contribution in accordance with Clause 4 (Asset Contribution Closing);
“Company” means Saudi Aramco Rowan Drilling Company, a limited liability company to be incorporated in The Kingdom by the Shareholders in accordance with the terms of the Shareholders’ Agreement;
“Company Group” has the meaning given in Clause 7.1 (Indemnities);
“Conditions” has the meaning given in Clause 3 (Conditions to Asset Contribution Closing);
“Confidential Information” has the meaning given in Clause 12.1 (Confidentiality and Announcements);
“Consequential Damages” means special, indirect or consequential damages as construed by Applicable Law as well as all of the following regardless of whether such are construed as special, indirect or consequential damages or as direct damages under Applicable Law: loss or deferment of production, business interruption, loss or deferment of revenue, lost or wasted overhead, loss of or anticipated loss of or failure to obtain any contract, and failure, deferment or inability to produce, process, use, take delivery of, transport or deliver or delay or interruption in producing, processing, using, taking delivery of, transporting or delivering hydrocarbons; provided that (for the avoidance of doubt) Saudi Aramco’s express payment obligations under this Agreement are not intended to fall within this definition;
“Contracts” means, in respect of any Asset, the contracts and agreements set forth in Schedule 7 (Contracts);
“Contribution SCA” has the meaning given in Clause 3.1 (Conditions to Asset Contribution Closing);
“Cut-Off Date” has the meaning given in Clause 5.5 (Loss of or Delays in Contributing a Rig);
“Damaged Rig” has the meaning given in Clause 5.5 (Loss of or Delays in Contributing a Rig);
“Delayed Asset Contribution Date” has the meaning given in Clause 5.4 (Loss of or Delays in Contributing a Rig);
“Dispute” has the meaning given in Clause 26.3 (Governing Law and Jurisdiction);
“Employee Matters Agreement” means the employee matters agreement to be entered into among Saudi Aramco, Rowan and the Company;
“Employees” means those individuals employed by Saudi Aramco or its Affiliates which on the first Closing are assigned to the Rigs;
“Event of Loss” means, in respect of any Rig, an event of effective or constructive total loss;
“Execution Date” means the date of this Agreement first written above;
“Force Majeure Event” has the meaning given in Clause 24.2 (Force Majeure Events);
“Government” means the government of The Kingdom;
“Government Entity” means any ministry, agency, court, regulatory or other authority or institution of the Government;

Exhibit 2.2

“Holding Company” has the meaning given in Clause 1.2(a) (Definitions and Interpretation);
“Indemnified Group” has the meaning given in Clause 7.4 (Indemnities);
“Indemnified Party” has the meaning given in Clause 7.4 (Indemnities);
“Indemnifying Party” has the meaning given in Clause 7.4 (Indemnities);
“Intellectual Property” means patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted renewals or extensions of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
“Initial SCA” has the meaning given in Clause 2.4;
“Inventory” means consumable stock and spare parts, tubulars (drill pipe, drill collars and heavyweight drill pipe) and spare capitalized assets which are used to support the Rigs and includes the Rig Included Inventory and, as applicable, the Non-Rig Inventory;
“Inventory Cut-Off Date” means the date that is fourteen (14) days prior to the initial Asset Contribution Date;
“Lien” means any mortgage, pledge, lien, security interest, option agreement, claim, charge or encumbrance of any kind;
“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties, fines and legal and other professional fees;
“Matching Contribution” means the amount set forth in Section 4 of Schedule 2 (Assets) with respect to the applicable Matching Contribution Date, subject to any adjustment in accordance with Clause 5.6 and if such adjustment results in a negative number, the relevant Matching Contribution shall be deemed to be zero;
“Matching Contribution Date” means, in respect of a Matching Contribution, the date set forth in Section 4 of Schedule 2 (Assets);
“MOU” means that certain Memorandum of Understanding, dated 1 December 2015, between Saudi Arabian Oil Company and RDC Arabia Drilling, Inc.;
“Non-Rig Inventory” means the Inventory listed in the Non-Rig Inventory Schedule;
“Non-Rig Inventory Schedule” means the schedule set forth as Exhibit 2 to Schedule 2 (Assets), as it may be revised in accordance with Section 2.2 and Section 2.3 of Schedule 1 (Valuation of Asset Contribution);
“Note” means an interest-free promissory note substantially in the form set forth in Schedule 6 (Form of Note);
“Party” means:

Exhibit 2.2

(a)	as at the Execution Date, any of Rowan or Saudi Aramco, as appropriate, and “Parties” means Rowan and Saudi Aramco; and

(b)
on and from the date the Company, Rowan and Saudi Aramco execute the deed of adherence substantially in the form set forth in Schedule 8 (Form of Agreement of Adherence), any of Rowan, Saudi Aramco or the Company, as appropriate, and “Parties” means Rowan, Saudi Aramco and the Company, and references to “Party” or “Parties” shall include their successors in title, personal representatives and permitted assigns;
“Permits” means any consent, permission, licence, accreditation, classification, approval or other authorisation issued, registration made or exemption granted, pursuant to applicable law;
“Permitted Liens” means the Liens set forth in Schedule 3 (Permitted Liens);
“Project Operations Date” has the meaning given to such term in the Shareholders’ Agreement;
“Purchase Price Shortfall” has the meaning given in Clause 5.10;
“Rig Included Inventory” means the Inventory listed in Exhibit 1 to Schedule 2 (Assets);
“Rigs” means the rigs owned by Saudi Aramco (or its relevant Affiliate) and listed in Section 1 of Schedule 2 (Assets);
“Rowan” has the meaning given in the Preamble;
“Rowan Asset Contribution Closing Date” means an ‘Asset Contribution Closing Date’ as determined under the Rowan ATCA, as applicable;
“Rowan ATCA” means that certain asset transfer and contribution agreement relating to the contribution of assets to the Company by Rowan, dated as of the date hereof, among Rowan, Saudi Aramco and the Company;
“Rowan Group” has the meaning given in Clause 7.1 (Indemnities);
“Rowan Non-Rig Inventory” means the ‘Non-Rig Inventory’ as that term is defined in the Rowan ATCA;
“Rules” has the meaning given in Clause 26.2 (Governing Law and Jurisdiction);
“Saudi Aramco” has the meaning given in the Preamble, provided that in Schedule 13 (Specifications) a reference to Saudi Aramco means Saudi Aramco Customer;
“Saudi Aramco Customer” has the meaning given to such term in the Shareholders’ Agreement;
“Saudi Aramco Group” has the meaning given in Clause 7.1 (Indemnities);
“SCA Survey” means a detailed Systems Condition Assessment conducted by the American Bureau of Shipping or another mutually agreed third party in accordance with the terms of reference set forth on Schedule 4 (SCA Survey Procedures), the costs of which shall be borne equally by Rowan and Saudi Aramco;
“Shareholders” has the meaning given in the Preamble;

Exhibit 2.2

“Shareholders’ Agreement” means that certain Shareholders’ Agreement relating to the Company, dated as of the date hereof, among Rowan, Saudi Aramco and the Company;
“Specifications” means the material specifications for such Rig which are required to enable such Rig to be accepted by Saudi Aramco Customer and commence operations under a ‘Contract for Offshore Drilling and Workover Rig’ with Saudi Aramco Customer as contained in Parts 1 and 2 of the attached Schedule 13 for SAR 201 and 202 respectively;
“SPS” means a special periodical survey and/or well control equipment recertification conducted by the American Bureau of Shipping;
“Standard Cost” means, in respect to any item of consumable stock, a value equal to:

(a)	if the item is deemed a low-value part and is not critical to operations, USD 0; or

(b)	if paragraph (a) above does not apply and an active supplier pricing agreement is in place, the pricing contained within the agreement; or

(c)	if paragraphs (a) and (b) above do not apply and the material master for the item was created within six (6) months of the date of valuation, the quote used to create the material master record; or

(d)	if paragraphs (a) to (c) above do not apply and:

(i)	the item was purchased at least once within twelve (12) months of the date of valuation, the average trailing twelve (12) month purchase price; or

(ii)
paragraph (i) above does not apply or the variance of such purchase prices determined in paragraph (i) above is greater than ten percent (10%), the average of purchases over the last five (5) years, after removing purchase prices greater than two (2) standard deviations from the mean; or

(iii)	the item has not been purchased within the last five (5) years, the last historical price purchased;
“Subsidiary” shall have the meaning given in Clause 1.2(a) (Definitions and Interpretation);
“The Kingdom” means The Kingdom of Saudi Arabia;
“Third Party Claim” has the meaning given in Clause 7.4 (Indemnities);
“Transaction Agreements” has the meaning given to such term in the Shareholders’ Agreement;
“Ultimate Holding Company” means a Holding Company which is not also a Subsidiary;
“USD” means the lawful currency of the United States of America from time to time;
“Warranties” means the representations and warranties set out in Clause 11 (Warranties); and
“Year” means a year of the Gregorian (G) calendar.

1.2	In this Agreement, unless the context otherwise requires:

(a)	a company is a Subsidiary of another company, its Holding Company, if:

(i)	that other company:

Exhibit 2.2

(A)	controls alone, or pursuant to an agreement with other members, a majority of the voting rights in it;

(B)	has the right to appoint or remove a majority of its board of managers or directors; or

(C)	has the power to govern the financial and operating policies of the entity under a statue or an agreement; or

(ii)	it is a Subsidiary of a company that is itself a Subsidiary of that other company;

(b)
every reference to Applicable Law shall be construed also as a reference to all other laws made under the Applicable Law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after the Execution Date provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(c)
references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to sections are references to Sections of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)
references to a “person” include any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)	references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established;

(g)	the words “best efforts” shall mean the use of diligence, good faith, and every realistic effort conducted in good faith in a commercially reasonable and prudent manner;

(h)	the words “commercially reasonable efforts” shall mean the use of reasonable efforts conducted in good faith in a commercially reasonable and prudent manner;

(i)	references to times of the day are to Dhahran time unless otherwise stated;

(j)	where the day on which any act, matter or thing is to be done is a day other than a Business Day, then that act, matter or thing shall be done on or by the next Business Day;

(k)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(l)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(m)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

Exhibit 2.2

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Each of the Schedules to this Agreement shall form part of this Agreement.

1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	CONTRIBUTION OF ASSETS

2.1
The Shareholders shall procure that, as soon as practicable following the Formation Date (as defined in the Shareholders’ Agreement), the Company accedes to this Agreement by way of each Shareholder and the Company executing a deed of adherence substantially in the form set forth in Schedule 8 (Form of Agreement of Adherence).

2.2	Subject to the terms and conditions set out in this Agreement and in the Shareholders’ Agreement, Saudi Aramco agrees to, and, if applicable, shall procure that its Affiliates:

(a)
contribute, transfer and deliver, or procure the contribution, transfer and delivery of, to the Company, free of any Lien, other than any Permitted Liens, all of Saudi Aramco’s (or its relevant Affiliate’s) ownership, right, interest in and title to each of the Assets on the applicable Asset Contribution Date (each an “Asset Contribution”); and

(b)	pay the Matching Contribution to the Company on each applicable Matching Contribution Date.

2.3	As full consideration for:

(a)
the contribution, transfer and delivery to the Company by or on behalf of Saudi Aramco of each of the Assets, free of any Lien, other than Permitted Liens, on the applicable Asset Contribution Date; and

(b)	the payment to the Company of a Matching Contribution,
the Company shall enter into subordinated shareholder loan agreements in favour of Saudi Aramco, for the issuance of subordinated shareholder loans, with a face value equal to the relevant Asset Contribution Value and/or Matching Contribution (as applicable), subject to, and in accordance with, the terms of this Agreement and the Shareholders’ Agreement.

2.4
The Parties acknowledge and agree that the Asset Contribution Value with respect to a Rig (and its related Assets) set forth in Part 1 of Schedule 1 (Valuation of Asset Contribution) has been determined by third party valuation experts prior to the Execution Date, in each case in accordance with the MOU. The Parties further acknowledge that an SCA Survey will be conducted for each Rig and delivered to the Parties no more than forty-five (45) days following the Execution Date (the “Initial SCA”).

2.5
The Parties agree that any rigs and related assets, other than the Rigs and other Assets, that may be contributed by Saudi Aramco or its Affiliates to the Company, shall be contributed under asset transfer and contribution agreements in substantially the same form as this Agreement, unless otherwise agreed between the Parties.

2.6	Subject to Clause 2.7, on each Matching Contribution Date for which Saudi Aramco is required to make a Matching Contribution (if any):

Exhibit 2.2

(a)	Saudi Aramco shall pay to the Company an amount equal to the relevant Matching Contribution; and

(b)
the Company shall enter into a subordinated shareholder loan agreement in favour of Saudi Aramco, in accordance with the terms of the Shareholders’ Agreement, for the issuance of subordinated shareholder loans with a face value equal to the relevant Matching Contribution.

2.7
If, for any reason, ‘Closing’ in respect of the JB58 Rig or BK56 Rig does not occur under the Rowan ATCA on the first Matching Contribution Date and a Replacement Rig (as defined in the Rowan ATCA) is not contributed by Rowan on such date:

(a)
Saudi Aramco may satisfy its obligation under Clause 2.6(a), in whole or in part, by issuing a Note to the Company for an amount equal to the lesser of (i) the Asset Contribution Value (as defined in the Rowan ATCA) of those assets which were not contributed on such Matching Contribution Date, and (ii) the Matching Contribution due to be paid by Saudi Aramco on that Matching Contribution Date; and

(b)
if Saudi Aramco elects to issue a Note under Clause 2.7(a) then, notwithstanding the terms of the Shareholders’ Agreement, the principal amount of the subordinated shareholder loans issued by the Company under Clause 2.6(b) which equals the face value of the Note issued under Clause 2.7(a) shall not accrue any interest until payment by Saudi Aramco of the face value of the Note pursuant to Clause 2.8.

2.8	Saudi Aramco shall, on demand, pay to the Company the face value of the Note on the earlier to occur of:

(a)
the ‘Asset Contribution Closing Date’ in respect of the JB58 Rig or BK56 Rig (or the Replacement Rig (as defined in the Rowan ATCA) which is contributed as a replacement for such rig) (as applicable); and

(b)
where the Company is mandated to procure a replacement rig under the Rowan ATCA in lieu of the contribution of the JB58 Rig or BK56 Rig (as applicable), the date the Company demands payment from Rowan under Clause 5.11 of the Rowan ATCA.

2.9	If the Rowan ATCA terminates in accordance with Clause 5.9 of that agreement, the Company shall be deemed to have:

(a)	demanded immediate payment of the relevant outstanding Note(s) issued by Saudi Aramco; and

(b)	set-off the amount payable in respect of such Note(s) against any amount outstanding under the subordinated shareholder loans issued by the Company in favour of Saudi Aramco pursuant to Clause 2.6(b).

3.	CONDITIONS TO ASSET CONTRIBUTION CLOSING

3.1	Closing of an Asset Contribution in respect of a Rig is conditional upon the following:

(a)
a second SCA Survey having been conducted not more than sixty (60) days prior to the relevant Asset Contribution Date in respect of the Rig to be contributed on the relevant Asset Contribution Date (the “Contribution SCA”);

(b)	Saudi Aramco having procured that (i) any Deficiencies identified in the Contribution SCA (as defined in Schedule 4 (SCA Survey Procedures)) have been repaired or rectified,

Exhibit 2.2

or the relevant system and equipment replaced and (ii) any damage to property or equipment occurring prior to the Asset Contribution Closing Date, where the cost of repairing each incidence of damage is greater than $50,000, has been remedied; and

(c)	no Event of Loss having occurred in respect of the Rig to be contributed on the relevant Asset Contribution Date,
(together, the “Conditions”),
but the Company may waive (either in whole or in part) any of the Conditions set forth in Clauses 3.1(a) and 3.1(b) (either in whole or in part) at any time by giving written notice to Saudi Aramco.

3.2
The Parties shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including the provision of all information reasonably necessary to make the filings required by Applicable Law to the relevant Government Entity.

3.3
If, in respect of any Rig (i) the Company waives the Condition set forth in Clause 3.1(b) or (ii) the Warranty set out in Clause 11.2(e) is untrue or inaccurate, then Saudi Aramco shall reimburse to the Company, on demand, all costs and expenses incurred by the Company following the Asset Contribution Closing Date in remedying any Deficiency (including the costs and expenses incurred by the Company in repairing, rectifying and/or replacing the relevant system and equipment) or repairing such damage. With respect to any and all defects which are classified in the Initial SCA as “Inoperable and Immaterial” (as defined in Schedule 4 (SCA Survey Procedures), Saudi Aramco shall have no obligation at any time either to repair or rectify any such defects pursuant to Clause 3.1(b) or to reimburse to the Company any costs and expenses in remedying such defects pursuant to this Clause 3.3.

4.	ASSET CONTRIBUTION CLOSING

4.1
Closing in respect of an Asset Contribution shall take place at the offices of the Company (or at any other place as agreed in writing by the Parties) on the later to occur of the relevant Asset Contribution Date and the date which is five (5) Business Days after the last of the Conditions to be satisfied for such Asset Contribution has been satisfied, or waived in writing by the Company, in accordance with Clause 3 (Conditions to Asset Contribution Closing) (or such other date and place as agreed in writing by the Parties).

4.2	At each Closing:

(a)	Saudi Aramco shall deliver, or procure the delivery of, to the Company and Rowan each of the following:

(i)
a certificate from Saudi Aramco in the form attached hereto as Schedule 9 (Form of Saudi Aramco Closing Certificate), dated the applicable Asset Contribution Closing Date, confirming that the relevant Warranties from Saudi Aramco are true and correct as at the Asset Contribution Closing Date and enclosing a secretary’s certificate attesting to the due authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(ii)	the documents listed in Schedule 5 (Delivery Documents) in respect of the relevant Assets; and

(iii)	possession, custody, control, free of any Liens, other than Permitted Liens, and otherwise on the terms and conditions of this Agreement, of the applicable Assets in The Kingdom;

Exhibit 2.2

(b)
Rowan shall deliver to the Company and Saudi Aramco a certificate in the form attached hereto as Schedule 10 (Form of Rowan (Non-Contributing) Closing Certificate), dated the applicable Asset Contribution Closing Date, confirming that the relevant Warranties from Rowan are true and correct as at the Asset Contribution Closing Date and enclosing a secretary’s certificate attesting to the due authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(c)
the Company shall deliver to Saudi Aramco and Rowan a certificate in the form attached hereto as Schedule 11 (Form of Company Closing Certificate), dated the applicable Asset Contribution Closing Date, confirming that the relevant Warranties from the Company are true and correct as of the Asset Contribution Closing Date and enclosing a secretary’s certificate attesting to the due authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(d)
the Company shall enter into the relevant subordinated shareholder loan agreements in favour of Saudi Aramco, in accordance with the terms of the Shareholders’ Agreement, for the issuance of subordinated shareholder loans to Saudi Aramco with a face value equal to the Asset Contribution Value of those Assets (subject to any deemed reduction in accordance with Clause 5.6) being contributed on the Asset Contribution Closing Date, except as otherwise provided in Clause 5.6(b)(i) or where Clause 5.12 applies with respect to a Rig and the Asset Contribution Closing Date in respect of such Rig occurs by the Cut-Off Date; and

(e)
the Parties (or their duly authorised representatives) shall jointly execute a certificate, dated the Asset Contribution Closing Date, confirming that the Asset Contribution Closing has occurred, in substantially the form of Schedule 12 (Form of Joint Certificate of Asset Contribution Closing).

4.3
Saudi Aramco undertakes to procure that any subsisting Permitted Liens to which the Assets are subject are discharged within thirty (30) days after Closing unless the Company specifically agrees otherwise, and Saudi Aramco hereby indemnifies the Company and holds it harmless against any Losses suffered by the Company as a result of Saudi Aramco’s failure to discharge any Lien (whether a Permitted Lien or otherwise) which subsists over the Assets at the date of Closing.

4.4
The documents listed in Schedule 5 (Delivery Documents), other than Item 2 (transcript of Registry) and Item 4 (declaration of class), will be made available to the Company not less than five (5) Business Days before the Asset Contribution Date.

4.5
Any transfer taxes payable in The Kingdom in connection with the transfer of the Assets shall be for the account of the Company. Any other transfer taxes, fees or expenses incurred in connection with the transfer of the Assets shall be for Saudi Aramco’s account.

4.6
The Company shall be entitled to set off against any amount outstanding under any subordinated shareholder loan agreement in favour of Saudi Aramco in accordance with this Agreement and the Shareholders’ Agreement, any unpaid amount which is agreed or determined to be due from Saudi Aramco pursuant to this Agreement.

5.	LOSS OF OR DELAYS IN CONTRIBUTING A RIG
Event of Loss

Exhibit 2.2

5.1
If, for any reason, an Event of Loss occurs in respect of a Rig before the relevant Closing takes place, the Company shall procure a suitable replacement rig in accordance with the provisions of Clauses 5.8 to 5.11.

5.2
In relation to the Rig in respect of which an Event of Loss occurred, Saudi Aramco shall be entitled to retain the insurance proceeds payable under any relevant contract of insurance procured by Saudi Aramco.

Delay due to a Force Majeure Event

5.3
If, as a direct result of a Force Majeure Event (other than an Event of Loss), Closing in respect of a Rig does not occur within one hundred and eighty (180) days from the relevant Asset Contribution Date, the Company shall procure a suitable replacement rig in accordance with the provisions of Clauses 5.8 to 5.11.

Other delay in delivery of a Rig

5.4
If, for any reason other than as a result of (x) an Event of Loss or (y) a subsisting Force Majeure Event, Closing in respect of a Rig does not occur by the date which is sixty (60) days from the relevant Asset Contribution Date (the “Delayed Asset Contribution Date”), then Saudi Aramco shall pay liquidated damages to the Company in the amount of:

(a)
[**], in the case that the relevant Rig is the SAR 202, or [**], in the case that the relevant Rig is the SAR 201, for each day commencing on the relevant Delayed Asset Contribution Date until the earlier to occur of (i) the date on which all Conditions to be satisfied for the Asset Contribution of the relevant Rig have been satisfied and Saudi Aramco stands ready willing and able to contribute or procure the contribution of the Rig and (ii) the date which is one hundred and twenty (120) days following the relevant Asset Contribution Date (inclusive); and

(b)
[**], in the case that the relevant Rig is the SAR 202, or [**], in the case that the relevant Rig is the SAR 201, for each day commencing on the day after the date which is one hundred and twenty (120) days following the relevant Asset Contribution Date until the earlier to occur of (i) the date on which all Conditions to be satisfied for the Asset Contribution of the relevant Rig have been satisfied and Saudi Aramco stands ready willing and able to contribute or procure the contribution of the Rig and (ii) the date which is one hundred and fifty (150) days following the relevant Asset Contribution Date (inclusive), which amounts the Parties agree are a genuine pre-estimate of the Loss which will be suffered by the Company if the Assets are delivered late. For the avoidance of doubt, if there is an intervening Event of Loss or Force Majeure Event following the Delayed Asset Contribution Date and prior to the Closing in respect of the relevant Rig, liquidated damages shall not be payable under this Clause 5.4 from and after the occurrence of such Event of Loss or Force Majeure Event and the Company shall procure a suitable replacement rig in accordance with the provisions of Clauses 5.8 to 5.11.

5.5
If, for any reason other than as a result of an Event of Loss or a subsisting Force Majeure Event, a Rig suffers material damage (a “Damaged Rig”) and Closing in respect of that Damaged Rig does not occur by the day which is one hundred and fifty (150) days following the relevant Asset Contribution Date (inclusive) (the “Cut-Off Date”):

(a)	Saudi Aramco shall pay to the Company the face value of the Note issued in respect of that Damaged Rig pursuant to Clause 5.12;

Exhibit 2.2

(b)
Saudi Aramco shall use commercially reasonable efforts to repair such damage as soon as practicable and, subject to Clause 5.6(b), the Asset Contribution Date for the Damaged Rig will be extended until such time as such damage has been repaired and the Rig is ready to be contributed to the Company; and

(c)	Rowan shall have the option to lease an EXL class rig to the Company as a ‘Leased Rig’ pursuant to the Shareholders’ Agreement (provided such rig is acceptable to Saudi Aramco Customer).

5.6	If:

(a)	the Asset Contribution Closing Date for a Damaged Rig occurs after the Cut-Off Date but on or prior to the last Matching Contribution Date in circumstances where:

(i)
the Asset Contribution Value of the Damaged Rig is equal to or less than the Matching Contributions due on or after such Asset Contribution Date, the Matching Contributions payable by Saudi Aramco on or following such Asset Contribution Closing Date shall be reduced by the Asset Contribution Value of the Damaged Rig; or

(ii)
the Asset Contribution Value of the Damaged Rig is greater than the Matching Contributions due on or after such Asset Contribution Closing Date, the Company shall pay to Saudi Aramco on that Asset Contribution Closing Date the amount by which the Asset Contribution Value of the Damaged Rig exceeds the remaining Matching Contributions and the face value of the subordinated shareholder loan issued or to be issued in respect of such Damaged Rig on the relevant Asset Contribution Closing Date shall be deemed reduced (with effect on and from the date of issue) by the amount of such payment; or

(b)
if the Asset Contribution Closing Date in respect of a Damaged Rig has not occurred by the Cut-Off Date and the Parties reasonably expect that the Damaged Rig will not be repaired and be ready to be contributed to the Company on or before the last Matching Contribution Date, the Parties shall in good faith discuss (prior to the last Matching Contribution Date) whether the Damaged Rig should nonetheless be contributed to the Company, and if:

(i)
the Parties agree (which agreement, if any, shall occur prior to the last Matching Contribution Date) that such Rig should be contributed once it is repaired and ready to be contributed, Saudi Aramco’s remaining Matching Contributions shall be reduced by the Asset Contribution Value of the Damaged Rig (and its related Assets), and Saudi Aramco shall, on the last Matching Contribution Date, issue a Note to the Company and the Company shall issue a subordinated shareholder loan in respect of such Rig in accordance with Clause 5.12, each with a face value equal to such Asset Contribution Value; provided that if the Asset Contribution Value of the Damaged Rig exceeds the remaining Matching Contributions, on that Asset Contribution Closing Date in respect of the Damaged Rig, the Company shall pay to Saudi Aramco the amount by which the Asset Contribution Value of the Damaged Rig exceeds the remaining Matching Contributions and the face value of the subordinated shareholder loan issued in accordance with this Clause 5.6(b)(i) in respect of such Damaged Rig shall be deemed reduced (with effect on and from the date of issue) by the amount of such payment; or

Exhibit 2.2

(ii)
the Parties agree that such Rig shall not be contributed, or cannot reach agreement as to whether it should be contributed, the Damaged Rig shall not be contributed to the Company, provided that if the Damaged Rig is subsequently repaired then the Company shall be required to lease such Rig from Saudi Aramco as a ‘Leased Rig’ (with the provisions of the Shareholders’ Agreement in respect of ‘Leased Rigs’ applying mutatis mutandis) (provided such rig is acceptable to Saudi Aramco Customer) for so long as such Rig is offered drilling contracts by Saudi Aramco Customer.

The Parties agree that any action contemplated by Clause 5.6(b)(i) shall occur prior to the last Matching Contribution Date.

5.7
If Closing in respect of a Rig (other than a Damaged Rig) does not take place by the date which is one hundred and fifty (150) days following the relevant Asset Contribution Date (where such delay is not due to an Event of Loss or Force Majeure Event or caused by a material breach by the Company of its obligations under this Agreement), the Company may terminate this Agreement with immediate effect by giving notice to Rowan and Saudi Aramco.

Procurement of replacement rig by the Company

5.8
If the Company is mandated to procure a replacement rig under Clause 5.1 or 5.3, the Company shall use best efforts to acquire a rig which is the same class as, or otherwise substantially similar to, the Rig which Saudi Aramco was not able to contribute as a result of an Event of Loss or subsisting Force Majeure and shall, unless otherwise directed by the board of managers of the Company, enter into a rig purchase agreement with respect to such replacement rig.

5.9
If the Company enters into, or is to enter into, a rig purchase agreement for a replacement rig in accordance with Clause 5.8, Saudi Aramco shall pay to the Company, on demand, an amount equal to (x) the Asset Contribution Value of the Rig (and its related Assets) which Saudi Aramco was not able to contribute as a result of an Event of Loss or subsisting Force Majeure and the Company shall enter into a subordinated shareholder loan agreement in favour of Saudi Aramco in accordance with the terms of the Shareholders’ Agreement, for the issuance of subordinated shareholder loans with a face value equal to the Asset Contribution Value of that Rig (and its related Assets) or (y) where a Note has been issued in respect of the Rig which Saudi Aramco was not able to contribute as a result of an Event of Loss or subsisting Force Majeure pursuant to Clause 5.12, the face value of that Note.

5.10
If the total purchase price of the replacement rig to be acquired by the Company exceeds the aggregate amount paid by Saudi Aramco pursuant to Clause 5.9 (the amount by which the purchase price exceeds such aggregate amount being the “Purchase Price Shortfall”), the Company shall use all reasonable endeavours to fund the Purchase Price Shortfall in accordance with the provisions of the Shareholders’ Agreement; provided that (i) for the avoidance of doubt, the Purchase Price Shortfall shall not form part of Rowan’s and Saudi Aramco’s respective Commitment Amounts (as defined in the Shareholders’ Agreement) and (ii) the Company shall not, and Rowan and Saudi Aramco shall procure that the Company shall not, fund any part of the Purchase Price Shortfall from funds available to the Company which are required to be retained to meet the working capital and/or operational requirements of the Company for the then current financial year.

5.11
Following the satisfaction by Saudi Aramco of its payment obligations under Clause 5.9 in respect of a replacement rig, Saudi Aramco shall have no further obligation under this Agreement to contribute the Rig (and its related Assets) which was not able to be contributed as a result of an Event of Loss or subsisting Force Majeure.

Exhibit 2.2

General procedure for delay in contribution of a Rig

5.12	If, for any reason, Closing in respect of a Rig does not occur on the relevant Asset Contribution Date:

(a)	Saudi Aramco shall issue a Note to the Company for an amount equal to the Asset Contribution Value of those Assets which were not contributed on such Asset Contribution Date; and

(b)
the Company shall enter into a subordinated shareholder loan agreement in favour of Saudi Aramco, in accordance with the terms of this Agreement and the Shareholders’ Agreement, for the issuance of subordinated shareholder loans with a face value equal to such Note provided that, notwithstanding the terms of the Shareholders’ Agreement, such subordinated shareholder loans shall not accrue any interest until the earlier to occur of: (x) Closing in respect of such Rig; and (y) payment by Saudi Aramco of the face value of the Note pursuant to Clause 5.5(a) or 5.9.

5.13
At Closing of a Rig in respect of which a Note has been issued under Clause 5.12, the Note issued by Saudi Aramco shall be extinguished in full satisfaction and discharge for the contribution of the relevant Assets.

5.14	If this Agreement terminates in accordance with Clause 5.7, the Company shall be deemed to have:

(a)	demanded immediate payment of the relevant outstanding Note(s); and

(b)
set-off the amount payable in respect of such Note(s) against any amount outstanding under the subordinated shareholder loans issued by the Company in favour of Saudi Aramco pursuant to Clause 5.12(b).

6.	CONTRACTS

6.1	Subject to Clause 6.2, from Closing the Company shall, in respect of the Assets contributed on that Closing:

(a)	be entitled to the benefit of the relevant Contracts;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the relevant Contracts; and

(c)	indemnify Saudi Aramco against all Losses in respect of any failure on the part of the Company to carry out, perform and complete those obligations and liabilities.

6.2
Saudi Aramco shall indemnify the Company against all Losses in respect of any act or omission on the part of Saudi Aramco in relation to the relevant Contracts on or before the applicable Closing. Saudi Aramco shall transfer to the Company at Closing all open purchase orders relating to the Rigs and covering items of the type included in Non-Rig Inventory, and the Company shall assume responsibility of payment thereunder. Such open purchase orders shall be deemed closed if goods receipt has occurred prior to initial Asset Contribution Closing Date.

6.3
Insofar as the benefit or burden of any of the Contracts related to or associated with the Assets to be contributed on Closing cannot effectively be assigned to the Company except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

Exhibit 2.2

(a)	Saudi Aramco shall use its best efforts to procure the novation or assignment effective as at Closing;

(b)
until the relevant Contract is novated or assigned, Saudi Aramco shall hold, or shall procure that its relevant Affiliate shall hold, it in trust for the Company absolutely and the Company shall (if such sub-contracting is permissible and lawful under the Contract), as Saudi Aramco's (or its Affiliate’s) sub-contractor, perform all the obligations of Saudi Aramco or its Affiliate under the relevant Contract to be discharged after Closing and shall indemnify Saudi Aramco against all Losses incurred by it or its Affiliates in respect of any failure on the part of the Company to perform those obligations; and

(c)
until the relevant Contract is novated or assigned, Saudi Aramco shall, and shall procure that its Affiliates shall, (so far as it or they lawfully may) give all reasonable assistance to the Company to enable the Company to enforce its rights under the relevant Contract.

6.4
If any contracting third party imposes a condition in a novation or assignment of a Contract or as a term of giving its consent to the Company assuming the rights and obligations of Saudi Aramco or its Affiliates under such Contract then (provided that Saudi Aramco or its Affiliates will not be obliged to make any payment, give any security or provide any guarantee as the basis for any such novation, assignment or consent) Saudi Aramco and the Company will co-operate in good faith with a view to finding a mutually acceptable means of satisfying the requirements of that third party without varying (otherwise than in any minor terms) the terms of such Contract or this Agreement relating to the rights and obligations to be assumed by the Company.

7.	INDEMNITIES

7.1
The Company shall release, defend, indemnify and hold Saudi Aramco, its Affiliates, and the employees, officers and directors of Saudi Aramco and its Affiliates (the “Saudi Aramco Group”) harmless from and against any and all Losses in respect of the ownership or operation of an Asset which accrue or relate to the period from and after the relevant Asset Contribution Closing Date, without regard to the person or entity alleging the Claim including any member of the Company Group or the Rowan Group, any Government Entity, or any other person or entity, and without regard to the cause or causes of the Loss including any allegation of negligence, breach of contract, violation of Applicable Law, or breach of representation or warranty on the part of any member of the Saudi Aramco Group, any allegation that the Assets were in a defective condition prior to the Asset Contribution Closing Date, or any other theory of liability. For purposes of illustration, in the event the Company experiences a blowout the day after the Asset Contribution Closing Date in connection with its operation of a Rig, the Company will, subject to the terms of this Agreement, release, defend, indemnify and hold the Saudi Aramco Group harmless from all Claims related to such blowout. Provided that: (i) the Company’s obligation to release, defend, indemnify and hold harmless the Saudi Aramco Group in this Clause 7.1 shall not extend to any: (x) Claim by Rowan, its Affiliates, or any of the employees, officers or directors of Rowan and its Affiliates (the “Rowan Group”) or the Company, its Affiliates or any of the employees, officers or directors of the Company and its Affiliates (the “Company Group”) against Saudi Aramco under this Agreement or under any Transaction Agreement; or (y) Losses suffered by any member of the Rowan Group and/or the Company Group for which Saudi Aramco is liable under this Agreement or under any Transaction Agreement, and any such Claims and Losses shall not be affected or limited by this Clause 7.1; (ii) in computing the amount of any Losses solely for the purposes of determining the liability of the Company under this Clause 7.1: (x) the amount of any third-party insurance proceeds (less any reasonable third party costs and expenses directly incurred in recovering such amounts) actually received by a member of the Saudi Aramco Group in connection with such Losses shall be deducted from such Losses; (y) the amount of recoveries from any third party (less any reasonable third party costs and expenses

Exhibit 2.2

directly incurred in recovering such amounts) with respect to such Losses actually received by a Saudi Aramco Group member shall be deducted from such Losses; and (z) the amount of any actual net reduction in taxes of any Saudi Aramco Group member arising from the incurrence or payment of any such Losses shall be deducted from such Losses; and (iii) Losses for the purpose of this Clause 7.1 shall exclude, for the avoidance of doubt, any diminution in the value of the Company, its assets and businesses and/or any impact on Saudi Aramco’s expected returns (whether in the form of dividends, debt repayments or otherwise) from the Company.

7.2
Saudi Aramco shall release, defend, indemnify and hold the Company Group harmless from and against any and all Losses in respect of the ownership or operation of an Asset which accrue or relate to the period prior to the relevant Asset Contribution Closing Date, without regard to the person or entity alleging the Claim including any member of the Saudi Aramco Group or the Rowan Group, any Government Entity, or any other person or entity, and without regard to the cause or causes of the Loss including any allegation of negligence, breach of contract, violation of Applicable Law, or breach of representation or warranty on the part of any member of the Rowan Group or any other theory of liability. Provided that: (i) Saudi Aramco’s obligation to release, defend, indemnify and hold harmless the Company Group in this Clause 7.2 shall not extend to any: (x) Claim by any member of the Saudi Aramco Group or the Rowan Group against the Company under this Agreement or under any Transaction Agreement; or (y) Losses suffered by any member of the Saudi Aramco Group and/or the Rowan Group for which the Company is liable under this Agreement or under any Transaction Agreement, and any such Claims and Losses shall not be affected or limited by this Clause 7.2; (ii) in computing the amount of any Losses solely for the purposes of determining the liability of the Company under this Clause 7.2: (x) the amount of any third-party insurance proceeds (less any reasonable third party costs and expenses directly incurred in recovering such amounts) actually received by a member of the Company Group in connection with such Losses shall be deducted from such Losses; (y) the amount of recoveries from any third party (less any reasonable third party costs and expenses directly incurred in recovering such amounts) with respect to such Losses actually received by a Company Group member shall be deducted from such Losses; and (z) the amount of any actual net reduction in taxes of any Company Group member arising from the incurrence or payment of any such Losses shall be deducted from such Losses.

7.3
Saudi Aramco, Rowan and the Company shall, and shall procure that the members of the Saudi Aramco Group, the Rowan Group and the Company Group, respectively, take all reasonable steps to mitigate any Claim and/or Losses which potentially fall within the scope of Clause 7.1 or 7.2, including making claims under relevant policies of insurance and claims against relevant third parties.

7.4
For purposes of Clauses 7.4 through 7.6, each of Saudi Aramco and the Company shall be referred to (i) in their capacity as the party entitled to seek indemnification under Clause 7.1 or 7.2, as applicable, as the “Indemnified Party” and (ii) in their capacity as the Party required to indemnify the Indemnified Party, as the “Indemnifying Party”. The Indemnified Party, its Affiliates and their respective employees, officers and directors shall be referred to as the “Indemnified Group”. If a Claim arises as a result of, or in connection with, a liability or alleged liability of an Indemnified Group member to a third party (a “Third Party Claim”) for which the relevant Indemnified Group member is or may be entitled to seek protection or recourse from the Indemnifying Party under Clause 7.1 or 7.2, as applicable, then the Indemnified Party shall as soon as reasonably practicable give notice of such Third Party Claim to the Indemnifying Party together with such other reasonable details and information in relation to such claim as are available to members of the Indemnified Group.

7.5	Until the earlier of such time as the Indemnifying Party shall give any notice to the Indemnified Party as contemplated by Clause 7.6 and such time as any final compromise, agreement, expert

Exhibit 2.2

determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of, the Indemnified Party shall:

(a)
procure that each relevant Indemnified Group member consults with the Indemnifying Party, and takes account of the reasonable requirements of the Indemnifying Party in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)
keep, or procure that each relevant Indemnified Group member keeps, the Indemnifying Party reasonably informed of the progress of the Third Party Claim and provide, or procure that each relevant Indemnified Group member provides, the Indemnifying Party with copies of all documents and other information in the Indemnified Party’s or an Indemnified Group member's possession as is relevant to the Third Party Claim and reasonably requested by the Indemnifying Party, subject to applicable confidentiality restrictions and Applicable Law; and

(c)
procure that no relevant Indemnified Group member shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Indemnifying Party.

7.6
The Indemnifying Party may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Indemnified Party that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

(a)
the Indemnifying Party shall indemnify the Indemnified Party and each relevant Indemnified Group member against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Company may request pursuant to Clauses 7.6(b) and (c);

(b)
The Indemnified Party shall procure that each relevant Indemnified Group member makes available to the Indemnifying Party such persons and all such information as is relevant to the Third Party Claim and the Indemnifying Party reasonably requests for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim, subject to applicable confidentiality restrictions and Applicable Law;

(c)
The Indemnified Party shall procure that each relevant Indemnified Group member takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Indemnifying Party may reasonably request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Indemnifying Party; and

(d)
the Indemnifying Party shall keep the Indemnified Party informed of the progress of the Third Party Claim and provide the Indemnified Party with copies of all relevant documents and such other information in its possession as may be requested by the Indemnified Party (acting reasonably).

8.	EMPLOYEES
The transfer of the relevant Employees from Saudi Aramco and its Affiliates to the Company shall be effected in accordance with the Employee Matters Agreement.

Exhibit 2.2

9.	RETENTION AND TRANSFER OF TITLE, RISK OF LOSS

9.1
Title to the applicable Assets is hereby retained by Saudi Aramco (or its relevant Affiliate) to the exclusion of the Company, any creditor of the Company and all other persons whomsoever until the applicable Asset Contribution Closing Date. For the avoidance of doubt, Saudi Aramco (or its relevant Affiliate) shall continue to enjoy the right, interest in and title to the applicable Assets during the period between the Execution Date and the applicable Asset Contribution Closing Date.

9.2
All of Saudi Aramco’s (or its relevant Affiliate’s) right, interest in and ownership of and title to the applicable Assets shall pass from Saudi Aramco or its Affiliate to the Company on the applicable Asset Contribution Closing Date.

9.3
The care, custody and control of, and the risk of loss or damage to, the applicable Assets shall pass from Saudi Aramco (or its relevant Affiliate) to the Company on the applicable Asset Contribution Closing Date. The Company shall, and shall have sole responsibility to, operate, maintain and repair the applicable Assets after the applicable Asset Contribution Closing Date.

10.	PROVISION OF CERTAIN INFORMATION
To the extent required, each of the Parties shall make available, and shall cause its respective Affiliates to make available, to each other on a reasonable basis, any and all information within its control necessary to investigate, defend against, or otherwise oppose any pending or threatened Claim against any Party or any of such Party’s Affiliates, as the case may be, in connection with the Assets.

11.	WARRANTIES

11.1	Each of the Parties hereby warrants to each of the other Parties that as at the Execution Date and on each Asset Contribution Closing Date:

(a)	It is duly organised, validly existing and in good standing under the respective laws of the jurisdiction in which it is organised.

(b)
It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and that the execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorised by all necessary action on the part of such Party.

(c)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with, or result in a breach of any Applicable Law or provision of such Party’s organisational documents or any agreement, document or instrument to which it is subject or by which it or its assets are bound or require the consent or approval (if not already obtained) of any shareholder, partner, equity holder, holder of indebtedness or other person or entity, or contravene or result in a breach of or default under or the creation of any Lien, upon any property under any constitutive document, indenture, loan agreement, lease or other agreement, document or instrument to which a Party is a party, except as would not impair or prevent the Company’s rights to acquire the Assets or materially impair or prevent the Company’s exercise of its rights under this Agreement.

(d)
There is no pending or, to the best of the relevant Party’s knowledge, threatened, action, suit, investigation, arbitration or other proceeding that would materially impair or prevent such Party’s ability to perform its obligations under this Agreement.

Exhibit 2.2

(e)
All material authorisations of and material exemptions, actions or approvals by, and all notices to or filings with, any Government Entity that are required by Applicable Law to have been obtained or made by the relevant Party, in connection with the execution and delivery of this Agreement or the performance by it of its material obligations hereunder will have been obtained or made and will be in full force and effect, and all material conditions of any such authorisations, exemptions, actions or approvals will have been complied with.

11.2	Saudi Aramco hereby further warrants to the Company in connection with an Asset Contribution that as at the applicable Asset Contribution Closing Date:

(a)	The relevant Asset is in its or its Affiliate’s exclusive possession or under its or its Affiliate’s direct control and that it or its Affiliate has good, valid and marketable title to such Asset.

(b)
It or its Affiliate holds the relevant Asset free and clear of any and all Liens, other than Permitted Liens, and has the right to transfer or procure the transfer of all of its or its Affiliate’s ownership, right, interest in and title to such Asset to the Company free and clear of any and all Liens, other than Permitted Liens.

(c)	No Event of Loss has occurred.

(d)
All material Permits that are the responsibility of the owner and operator of the relevant Rig and required to operate the relevant Rig in The Kingdom are held by Saudi Aramco, valid and subsisting in all material respects.

(e)	The Assets are in compliance with the Specifications.

(f)
There has been no transaction pursuant to or as a result of which any of the Assets is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

11.3
As of the Execution Date, each of the Company and Rowan has conducted a review and analysis of the applicable Assets and acknowledges that the Company, Rowan and their Affiliates and representatives have been provided access to the personnel, properties, premises and records of Saudi Aramco with respect to the Assets. Except for the Warranties expressly set forth in this Agreement, each of the Company and Rowan acknowledges and agrees that neither Saudi Aramco nor any of its Affiliates or any other person acting on their behalf makes any other express or implied representation or warranty with respect to the Assets, including value, performance, longevity, quality or otherwise, or with respect to any other information provided to the Company, Rowan or their Affiliates, agents or representatives, whether on behalf of Saudi Aramco or such other persons, including as to (i) the operation of an Asset by the Company after the applicable Asset Contribution Closing Date or (ii) the probable success or profitability of the ownership, use or operation of an Asset by the Company after the applicable Asset Contribution Closing Date, either individually or in the aggregate. Each of the Company and Rowan acknowledges that, except for the Warranties and in the circumstances contemplated by Clause 3.3, the Company takes the assets “as is, where is”, without warranties as to fitness, quality and performance. Each of the Company and Rowan further represents that neither Saudi Aramco nor any other person acting on behalf of Saudi Aramco has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Assets not expressly set forth in this Agreement.

Exhibit 2.2

11.4
Saudi Aramco shall not be liable for any Claim for a breach of the Warranty at Clause 11.2(e) to the extent that the matter giving rise to the Claim relates to any defects which are classified in the Initial SCA as “Inoperable and Immaterial” (as defined in Schedule 4 (SCA Survey Procedures).

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1	Subject to Clause 12.2, each Party:

(a)	shall treat as strictly confidential:

(i)	the provisions of this Agreement and the process of their negotiation;

(ii)
in the case of Saudi Aramco, any information received or held by Saudi Aramco or any of its representatives which relates to the Company or, following an Asset Contribution Closing Date, the relevant Assets;

(iii)	in the case of Rowan, any information received or held by Rowan or any of its representatives which relates to the Company or, following an Asset Contribution Closing Date, the relevant Assets; and

(iv)
in the case of the Company, any information received or held by the Company or any of its representatives which relates to Saudi Aramco or, prior to an Asset Contribution Closing Date, the relevant Assets,

(together “Confidential Information”); and

(b)
shall not, except with the prior written consent of the other Parties (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its representatives in accordance with Clause 12.3) any Confidential Information.

12.2	Clause 12.1 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)
such disclosure is required by any laws, rules, regulations, directives or orders promulgated by any governmental authority or body having, or claiming to have, jurisdiction over the Parties or the operations hereunder;

(b)
the Confidential Information concerned has come into the public domain other than through its fault (or that of its representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 12;

(c)	has been lawfully disclosed to the relevant Party by a third party and that it has acquired free from any obligation of confidence to any other person;

(d)
such disclosure is to its professional advisers and Affiliates in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same (provided that such persons are required to treat such information as confidential);

(e)	such disclosure is required to facilitate the obtaining of any consents required for the contribution, transfer and delivery of any of the applicable Assets to the Company; or

(f)	such disclosure is permitted in accordance with the Shareholders’ Agreement.

Exhibit 2.2

12.3
Each Party undertakes that it shall (and shall procure that its Affiliates shall) only disclose Confidential Information to a person referred to in Clause 12.2(d) or 12.2(e) where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement and the other Transaction Agreements and only where such persons are informed of the confidential nature of the Confidential Information and provisions of this Clause 12.

12.4
No Party shall make any announcement (including any communication to the public, to any customers, suppliers or employees or their Affiliates) concerning the subject matter of this Agreement without the prior written consent of the other (which shall not be unreasonably withheld or delayed) or where permitted under the terms of the Shareholders’ Agreement.

12.5	The provisions of this Clause 12 shall survive the termination of this Agreement and shall continue for a period of three (3) years therefrom.

13.	FURTHER ASSURANCE
Saudi Aramco shall, at its own cost, promptly execute and deliver, or procure the execution and delivery of, all such documents and do all such things and provide all such information and assistance, as the Company may from time to time reasonably require for the purpose of transferring an Asset and giving full effect to the provisions of this Agreement and to secure for the Company the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

14.	ENTIRE AGREEMENT; REMEDIES; AND LIMITATION OF LIABILITY

14.1
This Agreement and the Shareholders’ Agreement set out the entire agreement between the Parties relating to the contribution, transfer and delivery of the Assets and, save to the extent expressly set out in this Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

14.2	If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	Rowan and Saudi Aramco are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

14.3	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Applicable Law.

14.4
In connection with this Agreement, no Party shall be liable to any other Party for any Consequential Damages. This Clause 14.4 shall not limit or exclude a Party’s right to recover any Losses suffered or incurred as a result of, or in connection with, a Third Party Claim in accordance with Clause 7.

15.	WAIVER AND VARIATION

15.1
A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other

Exhibit 2.2

right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

15.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

15.3
No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

16.	INVALIDITY
Where any provision of this Agreement is or becomes illegal, invalid or unenforceable under Applicable Law then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

17.	NOTICES

17.1
Any notice or other communication to be given under this Agreement shall be given in writing in the English language and may be delivered in person (to the person designated to act and/or receive notice on behalf of the relevant Party) or sent by prepaid trackable courier service, or email to the relevant Party at the following addresses, or such other address or email addresses as the relevant Party may notify the other Parties in writing from time to time (a Notice):

(a)	If to Rowan:

For the attention of:    General Counsel

Address:	2800 Post Oak Boulevard
Suite 5450
Houston, Texas 77056
E-mail address:    meltre@rowancompanies.com
with a copy to:
Name:    Rowan Companies plc
For the attention of:    Rowan Legal

Address:	2800 Post Oak Boulevard
Suite 5450
Houston, Texas 77056

E-mail address:    legal@rowancompanies.com

Exhibit 2.2

(b)	If to Saudi Aramco:
For the attention of:    VP New Business Development

Address:	Saudi Aramco Al Midra Building, RM E-907A
Dhahran, 31311
Kingdom of Saudi Arabia
E-mail address:    yasser.mufti@aramco.com
with a copy to:
For the attention of:    General Counsel

Address:	Saudi Aramco Main Administration Building; RM 335
PO Box 5000
Dhahran, 31311
Kingdom of Saudi Arabia
E-mail address:    nabeel.mansour@aramco.com

(c)
If to the Company after the date on which it has acceded to this Agreement, then in accordance with the notice details specified in the deed of adherence to be entered into by the Company in accordance with clause 2.1.

17.2
Any such Notice sent as aforesaid shall, if sent by email, be deemed delivered on the date of sending, if transmitted before 5.00 pm (local time at the country of destination) on any Business Day and, in any other case, on the Business Day following the date of sending. In proving service of a Notice by email, it is sufficient to prove that the email was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's email system.

18.	COSTS
Except as otherwise provided in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

19.	NO SET-OFF
Unless otherwise expressly allowed under this Agreement, every payment payable under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and, save as required by Applicable Law, without deduction of, or withholding for or on account of, any amount which is due and payable to any Party under this Agreement or any other Transaction Agreement.

20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

21.	ENGLISH LANGUAGE

Exhibit 2.2

This Agreement and all related documents, instruments and other materials relating hereto (including Notices, demands, requests, statements, certificates or other documents or communications) shall be in the English language, unless agreed otherwise by the Parties.

22.	TERMINATION AND SURVIVAL

22.1
The termination of this Agreement shall not affect any accrued rights or liabilities of any Party in respect of any non-performance or breach of any obligation under this Agreement which occurred prior to its termination.

22.2
In respect of Asset Contributions made before termination of this Agreement, the following Clauses shall survive the termination of this Agreement together with any other provisions which are expressed or intended to survive: Clauses 1 (Definitions and Interpretation), 4.3 (Asset Contribution Closing), 6 (Contracts), 7 (Indemnities), 12 (Confidentiality and Announcements) (for a period of three (3) years from the date of termination), 14 (Entire Agreement; Remedies; and Limitation of Liability), 17 (Notices) and 26 (Governing Law and Jurisdiction).

23.	NO PARTNERSHIP OR AGENCY
Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute any Party constituting or becoming in any way the agent of another Party for any purpose.

24.	FORCE MAJEURE EVENTS

24.1
Subject to Clauses 5.1 to 5.3 and 5.9 (Loss of or Delays in Contributing a Rig), if a Party (the “Affected Party”) is directly prevented or delayed from performing any of its obligations under this Agreement (other than an obligation to pay money which shall not be subject to relief pursuant to this Clause) by reason of a Force Majeure Event, the Affected Party shall not be liable for any delay or non-performance of those obligations which are affected by the Force Majeure Event during the period and to the extent that such obligations are prevented or delayed.

24.2
For the purposes of this Agreement, “Force Majeure Event” shall mean any circumstances beyond the reasonable control or ability of a Party to avoid, acting prudently and reasonably and without the fault or negligence of the Party affected by such circumstance that directly prevents or delays the performance of such Party’s obligations under this Agreement, including the following to the extent only that the foregoing requirements are satisfied in respect thereof:

(a)	natural disasters or acts of God, such as flood, fire, storm, cyclone, earthquake, or freezing temperature;

(b)	acts of war or insurrection, such as declared or undeclared war, civil war, uprising, guerrilla activity, riot, acts of terrorism, or any other hostile act;

(c)	shortage or non-availability of materials, parts, labour or transportation generally;

(d)	labour disputes or any other labour conflict (not involving solely the employees of that Party);

(e)
Government action, such as laws, rules, regulations, directives or orders promulgated by any governmental authority or body having, or claiming to have, jurisdiction over the Parties or the operations hereunder;

Exhibit 2.2

(f)	Government inaction, such as failure or delay in granting import licences or other Government permits or authorisations required to perform the activities contemplated hereby; and

(g)
any other cause beyond the reasonable control of the Party claiming that its performance obligations have been affected by a Force Majeure Event, similar to or different from those already mentioned above; provided, always, that lack of funds shall not be interpreted as a cause which is not of a Party’s making nor within a Party’s reasonable control.

24.3
As soon as reasonably practicable after the start of the Force Majeure Event, the Affected Party shall notify the other Parties in writing of the act, event, or circumstance which constitutes a Force Majeure Event, the date on which such act, event or circumstance commenced and the effect of the Force Majeure Event on the Affected Party’s ability to perform its obligations under this Agreement.

24.4	The Affected Party shall use its best efforts to mitigate the effects of the Force Majeure Event on the performance of its obligation under this Agreement.

24.5
Force Majeure Events shall not include any failure by a Party to make payment when due, failure of performance by any contractor or subcontractor where such failure is not caused by an event that would qualify hereunder as a Force Majeure Event or the acts or omissions of any Affiliate of a Party which is not caused by an event that would qualify hereunder as a Force Majeure Event.

24.6
As soon as reasonably practicable after the end of the Force Majeure Event, the Affected Party shall notify the other Parties in writing that the Force Majeure Event has ended and such Affected Party shall resume performance of its obligations under this Agreement.

24.7
None of the Parties shall be released from any of its obligations under this Agreement as a result of a Force Majeure Event. This Agreement shall remain in effect for the duration of a Force Majeure Event.

25.	COMPLIANCE WITH APPLICABLE LAWS

25.1	Each of the Parties shall perform its respective obligations and exercise its respective rights pursuant to this Agreement in compliance with all Applicable Laws.

25.2
Each of the Parties shall monitor changes in Applicable Laws relevant to the performance of their obligations under this Agreement and shall notify the other Parties of any change in Applicable Laws which may require a change to this Agreement.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of The Kingdom.

26.2
The Parties irrevocably agree that any Dispute shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules (the “Rules”), which Rules are incorporated by reference into this Clause. There shall be a panel of three (3) arbitrators appointed in accordance with such Rules as in effect on the date hereof. The language of the arbitration shall be English and the place of arbitration shall be the Dubai International Financial Centre. The award or decision of the arbitrators shall be final, binding upon the Parties and non-appealable. Judgment upon the award or decision rendered by the arbitrators may be entered in any court having competent jurisdiction.

Exhibit 2.2

26.3
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

Exhibit 2.2

This Agreement has been entered into on the date stated at the beginning of it.

SAUDI ARAMCO DEVELOPMENT COMPANY
By:	/s/ Yasser M. Mufti
Name:	Yasser M. Mufti
Title:	Chairman of the Board of Directors

In the presence of:
Signature of witness	/s/ Majid A. Mufti
Name of witness	Majid A. Mufti
Address of witness	Dhahran
Occupation of witness	Head of Upstream Transactions

ROWAN REX LIMITED
By:	/s/ Thomas P. Burke
Name:	Thomas P. Burke
Title:	Director and President

In the presence of:
Signature of witness	/s/ Hisham Al-Shehri
Name of witness	Hisham Al-Shehri
Address of witness	Dhahran
Occupation of witness	Drilling Eng.